SUB TRANSFER AGENCY AGREEMENT

AGREEMENT made by and between the institution executing this Agreement (“Recordkeeper”) and the investment companies executing this Agreement (each a “Trust” and collectively the “Trusts”) on behalf of themselves and each of their series or classes of shares (each a “Fund”, collectively, the “Funds”).

WHEREAS, each Trust desires to enter into a Sub Transfer Agency Agreement pursuant to which the Trust will retain the Recordkeeper to perform certain recordkeeping, processing and reporting services and functions (i) with respect to transactions in shares of the Funds (“Shares”) listed on Exhibit A, made by or on behalf of participants in certain employee benefit plans (the “Plans”), and (ii) with respect to holdings of Shares maintained by or on behalf of such participants, through a single master shareholder account each such Plan maintains with the Funds’ transfer agent (“Transfer Agent”); and

NOW, THEREFORE, in consideration of the following premises and mutual covenants, the parties agree as follows:

1.	Services Provided by The Recordkeeper

When and to the extent requested by the Trust, the Recordkeeper agrees to perform recordkeeping, processing and reporting services and functions (i) with respect to transactions in Shares made by or on behalf of participants in a Plan (“Participants”), and (ii) with respect to holdings of Shares maintained by or on behalf of Participants, through a single master shareholder account the Plan maintains with the Transfer Agent. To the extent requested, the Recordkeeper will provide the following services:

A.	Maintain separate records for each Participant reflecting Shares purchased, redeemed and exchanged on behalf of such Participant and outstanding balances of Shares owned by or for the benefit of such Participant.

B.	Prepare and transmit to Plan and/or its Participants periodic account statements indicating the number of Shares owned by or for the benefit of Participants and purchases, redemptions and exchanges of Shares made on behalf of Participants.

C.	With respect to each Plan, aggregate all purchase, redemption and exchange orders made by or on behalf of the Plan’s Participants and transmit instructions based on such aggregate orders to the Transfer Agent in accordance with the terms and conditions of the applicable current prospectus (“Prospectus”) and Statement of Additional Information (“SAI”), the applicable rules, regulations and requirements, and the terms of this Agreement.

D.	Transmit to the Plan(s) prospectuses, proxy materials, shareholder reports, and other information provided by the Trust and required to be sent to shareholders under the Federal securities laws.

E.	Provide to the Trust, the Transfer Agent and/or other parties designated by them such other information relating to transactions in and holdings of Shares by or on behalf of Participants as is reasonably requested.

2.	Transactions in Shares.

A. The Funds will execute all accepted orders for the purchase of any Shares at the next determined public offering price per share (i.e., the net asset value per share plus the applicable initial sales load, if any) and the Funds will execute all accepted orders for the redemption of any Shares at the next determined net asset value per share, in each case as described in the Prospectus. The Funds reserve the right to reject any purchase request in their sole discretion.

B. Recordkeeper certifies that it will at all times follow relevant rules, regulations and requirements in connection with the handling of orders for transactions in the Funds, including, without limitation:

(i)	Rule 22c-1(a) and other applicable rules under the Investment Company Act of 1940, as amended (“Investment Company Act”);

(ii)	the provisions of this Agreement; and

(iii)	the Prospectus.

C. Recordkeeper further certifies that it:

(i)	has adopted and implemented and will monitor, on a continuous basis, its compliance with procedures reasonably designed to prevent violations of relevant law, regulation and Prospectus requirements with respect to late trading, market timing and abusive trading practices;

(ii)	has determined that each of Recordkeeper’s Agents (as defined below) that accept orders for Shares on the Fund’s behalf has adopted and implemented and will monitor, on a continuous basis, its compliance with its own internal procedures reasonably designed to prevent violations of relevant law, regulation and Prospectus requirements with respect to late trading, market timing and abusive trading practices;

(iii)	upon request, will provide information and further certification to the Funds or their designee to verify compliance with this Section 2 and Section D in Exhibit B; and

(iv)	will cooperate in monitoring and enforcing the Trust’s market timing, late trading, and any redemption fee policies as set forth in the Prospectus and such other policies established by the Trust from time to time.

D. The Recordkeeper agrees that neither the Funds nor any of their affiliates or agents will have any responsibility or liability to review any purchase or redemption request which is presented by Recordkeeper (i) to determine whether such request is genuine or authorized by a Plan or (ii) to determine the suitability of a particular Fund or Class for such Plan or its Participants. The Funds and their affiliates and agents will be entitled to rely conclusively on any purchase or redemption request communicated to the Funds by Recordkeeper, and will have no liability whatsoever for any losses, claims or damages to or against Recordkeeper or any Plan or Participant resulting from the failure of Recordkeeper to transmit any such request, or from any errors contained in any request.

E. Recordkeeper confirms that it will be considered the Funds’ agent for the sole purpose of receiving purchase and redemption orders from Plans and transmitting them to the Transfer Agent.

F. The Trust hereby acknowledges and agrees that, at the expense of Recordkeeper, the Recordkeeper may appoint a third party as its agent, including affiliates of Recordkeeper (“the Recordkeeper’s Agent”)

to provide the services hereunder, including, to the extent required hereunder, plan-level and participant-level recordkeeping, data processing, data entry, maintenance of records, client contact and client servicing, publication and assembly of reports, accounting, distribution administration, bookkeeping and tax reporting services, safekeeping, custody, brokerage and clearing agency services with respect to the Plans. The Recordkeeper shall be as fully responsible to the Trust for the acts and omissions of each Recordkeeper’s Agent as Recordkeeper is for its own acts and omissions.

G. The parties agree that in each transaction in Shares and with regard to any services rendered pursuant to this Agreement (i) Recordkeeper is acting as agent for the Plans; (ii) the Plans are for all purposes the customers of Recordkeeper; (iii) each transaction is initiated solely upon the order of the Plans; (iv) as between Recordkeeper and a Plan, the Plan will have full beneficial ownership of all Shares; (v) each transaction shall be for the account of a Plan and not for Recordkeeper’s account; and (vi) except for the limited purpose of receiving orders for Share transactions from the Plans as described in Section 2E of this Agreement, Recordkeeper shall have no authority to act as agent for the Funds.

3.	Shareholder Information

A. Effective October 16, 2007, Recordkeeper agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through a Financial Intermediary Fund Account during the period covered by the request.

(i) Requests must set forth a specific period, not to exceed one year from the date of the request, for which transaction information is sought. A request may be ongoing and continuous (e.g., for each trading day throughout the year) or for specified periods of time. The Fund may request transaction information older than one year from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing market timing and abusive trading practices.

(ii) Recordkeeper agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in 3(a). If requested by the Fund or its designee, Recordkeeper agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 3(a) is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 3(a) for those shareholders who hold an account with an indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Recordkeeper additionally agrees to inform the Fund whether it plans to perform (i) or (ii). (a) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and (b) to the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(iii) The Fund agrees not to use the shareholder information received pursuant to this Agreement for marketing or any other similar purpose without the prior written consent of Recordkeeper.

B. Effective October 16, 2007, Recordkeeper agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through a Financial

Intermediary Fund Account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing market timing or abusive trading practices.

(i) Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or the Financial Intermediary Fund Account(s) or other agreed upon information to which the instruction relates.

(ii) Recordkeeper agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Recordkeeper.

(iii) Recordkeeper must provide written confirmation to the Fund that instructions have been executed. Recordkeeper agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

C.	Definitions. For purposes of this Section of the Agreement:

(i) The term “Financial Intermediary Fund Account” means a direct or networked Shareholder account with the Fund maintained by Recordkeeper or an omnibus account with the Fund maintained by Recordkeeper.

(ii) “Fund” includes JPMorgan Distribution Services, Inc., which is the Fund’s principal underwriter, the Fund’s transfer agent and the series of the trusts and corporation listed in the Agreement.

(iii) The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by or through a Financial Intermediary Fund Account.

(iv) The term “Shareholder” means (i) the beneficial owner of Shares held by or through a Financial Intermediary Fund Account; (ii) a participant in an employee benefit plan owning Shares held by or through a Financial Intermediary Fund Account, notwithstanding that the employee benefit plan may be deemed to be the beneficial owner of Shares; and (iii) the holder of interests in a variable annuity or variable life insurance contract issued by a financial intermediary owning Shares held by or through a Financial Intermediary Fund Account.

(v) The term “written” and/or “in writing” includes electronic writings and facsimile transmissions.

(vi) The term “Recordkeeper” shall mean a “financial intermediary” as defined in Rule 22c-2 of the Investment Company Act.

(vii) The term “purchase” does not include the automatic reinvestment of dividends.

(viii) The term “promptly” as used in 3A.2 shall mean as soon as practicable but in no event later than 10 business days from the Recordkeeper’s receipt of the request for information from the Fund or its designee.

4.	Representations, Warranties and Covenants

A.	The Trust represents and warrants that:

(1)	It has the requisite authority to enter into this Agreement and to make the payments contemplated herein; and

(2)	The execution and delivery of this Agreement have been duly authorized by all necessary action on its part, and this Agreement constitutes the valid and binding obligation of the Trust.

B.	Recordkeeper represents, warrants and agrees that:

(1)	It has the requisite authority to enter into this Agreement and to perform the services contemplated herein;

(2)	The execution and delivery of this Agreement and the performance of the services contemplated herein have been duly authorized by all necessary action on its part, and this Agreement constitutes the valid and binding obligation of Recordkeeper;

(3)	It is, and will, conduct its activities hereunder in material conformity with all applicable federal, state and industry laws or regulations and will disclose its receipt of fees hereunder to the Plans (and, if required, will obtain their consent to such receipt) in accordance with applicable laws and regulations;

(4)	To the extent Shares are purchased by Participants through a Plan that is a defined contribution plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the arrangements provided for in this Agreement will be disclosed to the Plan(s) through their representatives;

(5)	Either (a) it is not a “fiduciary” with respect to the provision of the services contemplated herein to any Plan(s) as such term is defined in Section 3(21) of ERISA, and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); or (b) its receipt of fees pursuant to this Agreement and the provision of the services contemplated herein to any Plan(s) will not constitute a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code;

(6)	That if it plans to participate in the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement Entry and Registration Verification system or its Defined Contribution Clearing and Settlement Service (“Fund/SERV”), and/or in its Networking System, Recordkeeper is a member of the NSCC or otherwise has access to Fund/SERV and it has executed and filed with the NSCC the standard Networking agreement;

(7)	Its services set forth in Section 1 hereof will in no event be primarily intended to result in the sale of Shares; and

(8)	It will maintain comprehensive general liability coverage and will carry a fidelity bond covering it and each of its employees and authorized agents with limits of not less than those considered commercially reasonable and appropriate under current industry practices, each issued by a qualified insurance carrier with a Best’s rating of at least “A,” and, upon the Trust’s request, it will furnish a certificate of insurance evidencing such coverage.

Each party hereto agrees to provide to the other such information or documentation necessary for such party to fulfill its obligations hereunder and such other information or documentation as either party may reasonably request.

5.	Compensation

A. In consideration of performance of the services by the Recordkeeper hereunder, the Trust will compensate the Recordkeeper $________ per participant account per year.

B. The Recordkeeper will permit the Trust and its representatives (including counsel and independent accountants) with reasonable access to its records to enable the Trust to verify that the Recordkeeper’s charges hereunder comply with the provisions of this Agreement. Such access shall include, but not be limited to, up to four on-site inspections of the Recordkeeper’s records each calendar year. Such inspections shall be upon advance written notice, during normal business hours and at the expense of the Trust and their representatives.

C. The Recordkeeper shall calculate the compensation due under this Section 4 at the end of each quarter and shall send an invoice therefor to the Trust. Each invoice shall be accompanied by a statement setting forth the calculation of such compensation amount.

6.	Indemnification

A. Recordkeeper shall indemnify and hold harmless the Trust, the Transfer Agent and their respective subsidiaries, affiliates, officers, directors (or trustees), and employees from all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(i)	any breach by Recordkeeper of any representations, covenants or warranties in this Agreement or a material breach of any provision of this Agreement;

(ii)	any actions or omissions of any Trust, the Transfer Agent and their subsidiaries, affiliates, officers, directors (or trustees), and employees in reliance upon any oral, written or computer or electronically transmitted instructions, documents or materials believed to be genuine and to have been given by or on behalf of Recordkeeper; and

(iii)	any willful misconduct or negligence (as measured by industry standards) of Recordkeeper, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

B. The Trust shall indemnify and hold harmless Recordkeeper and its subsidiaries, affiliates, officers, directors, and employees from and against any and all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(i)	any breach by the Trust of any representations, covenants or warranties in this Agreement or any material breach of any provision of this Agreement;

(ii)	any alleged untrue statement of a material fact contained in any Fund’s registration statement or Prospectus or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; and

(iii)	any willful misconduct or negligence (as measured by industry standards) of the Trust or its agents in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

C. Neither the Trust nor Recordkeeper shall be liable for special, consequential or incidental damages. This indemnity agreement will be in addition to any liability which the parties may otherwise have.

D. The agreement of the parties in this Section 5 to indemnify each other is conditioned upon the party entitled to indemnification (Indemnitee) promptly giving notice to the party required to provide indemnification (Indemnitor) as to any claim as to which indemnity may be sought. The Indemnitor shall have the option to defend the Indemnitee against any such claim or any litigation arising from it, in which case the defense shall be conducted by counsel chosen by the Indemnitor and satisfactory to the Indemnitee. The Indemnitee may retain additional counsel at its expense. The failure of the Indemnitee to give notice as provided in this Sub-section (D) shall not relieve the Indemnitor from any liability other than its indemnity obligation under this Section. The Indemnitor may not settle any action without the written consent of the Indemnitee unless such settlement completely and finally releases the Indemnitee from any and all liability. Except with the prior written consent of the Indemnitor, the Indemnitee may not confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify.

E. The provisions of this Section 5 shall survive the termination of this Agreement.

7.	Confidentiality

A. Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans or product development, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agents or representatives during the term of this Agreement (the “Proprietary Information”) is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner’s business. Each party agrees that should it come into possession of Proprietary Information, it will use its best efforts to hold such information in confidence and shall refrain from using, disclosing or distributing any such information except (i) as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement; (ii) with the written consent of the other party; or (iii) as required by law or judicial process. Proprietary Information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon Proprietary Information.

B. All information, including “nonpublic personal information” as that term in defined in Regulation S-P, relating to Participants is and shall remain the sole property of the Trust and the Recordkeeper and shall not be disclosed to or used by the Trust, the Recordkeeper, or their affiliates for any purpose except in the performance of their respective duties and responsibilities under this Agreement and except for servicing and informational mailings relating to the Funds or as permitted by Rule 15 of Regulation S-P. Notwithstanding the foregoing, this Section 6 B shall not prohibit the Recordkeeper, the Funds, or any of their affiliates from utilizing the names of Participants for any purpose if the names are obtained in any manner other than from Recordkeeper pursuant to this Agreement.

C. If applicable, Recordkeeper will deliver the Trust’s privacy policy as required by Regulation S-P.

D. The provisions of this Section 6 shall survive the termination of this Agreement.

8.	Effective Date, Amendment and Termination

A. This Agreement shall become effective as of the date executed by the Trust or as of the first date thereafter upon which Recordkeeper performs any service, or receives any payment pursuant hereto.

B. This Agreement may be amended by the Trust from time to time by the following procedure. The Trust or its agent will mail a copy of the amendment to Recordkeeper’s address, as shown on the signature page hereof. If Recordkeeper does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. Recordkeeper’s objection must be in writing and be received by the Trust within such thirty days.

C. This Agreement may be terminated as follows:

(i)	by either party as to any Fund without cause by giving the other party at least thirty (30) days’ written notice. The termination of this Agreement with respect to any one Fund will not cause the Agreement’s termination with respect to any other Fund.

(ii)	Notwithstanding the foregoing, this Agreement may be terminated at any time if required by applicable law, rule, regulation, order, or instruction by a court of competent jurisdiction or regulatory body or self-regulatory organization with jurisdiction over the Trust or Recordkeeper.

9.	Miscellaneous

A. Use of Names. Neither party shall use the name (or any trademark, trade name, service mark or logo) of the other party or its affiliates or of the Funds in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except that Recordkeeper may identify the Funds in a listing of funds offered by Recordkeeper.

B. Anti-Money Laundering. Recordkeeper represents that it has established an Anti-Money Laundering Program (“AML Program”) that is designed to comply with applicable U.S. laws, regulations, and guidance, including rules of self-regulatory organizations, relating to the prevention of money laundering, terrorist financing, and related financial crimes. Its AML Program includes written policies and procedures regarding the i) verification of the identity of its customers and the source of its customers’ funds, and ii) reporting of any suspicious transactions in a customer’s account. Recordkeeper agrees to cooperate with the Trust to satisfy the Trust’s AML due diligence policies, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure its compliance with the AML regulations. Recordkeeper will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Trust with any requested information about Participants and their Fund accounts in the event that the Funds shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority.

C. Representations with Respect to the Funds. Recordkeeper and its agents shall not make any representation concerning a Fund or Shares, except those contained in the Prospectus or SAI, in current material furnished by the Trust or its agent to Recordkeeper, or in materials created by Recordkeeper and submitted to and approved in writing by the Trust.

D. Nonexclusivity. The Trust acknowledges that Recordkeeper may perform services similar to those to be provided under this Agreement to other investment companies, investment company sponsors, or service providers to investment companies. The Trust may enter into other similar agreements for the provision of sub transfer agency services with any other person or persons without Recordkeeper’s consent.

E. Force Majeure. Neither Recordkeeper nor the Trust nor their respective affiliates shall be liable to the other or to any Fund for any damage, claim or other loss whatsoever caused by circumstances or events beyond its reasonable control, provided that such party has exercised such reasonable diligence as the circumstances require.

F. Security Against Unauthorized Use of Funds’ Recordkeeping Systems. Recordkeeper agrees to provide such security as is necessary to prevent any unauthorized use of the Funds’ recordkeeping system, accessed via (a) the world wide web or any URL maintained by the Trust or its agent, (b) a networking/data access arrangement or (c) computer hardware or software provided to Recordkeeper by the Trust or its agent.

G. Notices. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by: (i) personal delivery; (ii) postage prepaid, registered or certified United States first class mail, return receipt requested; (iii)

overnight courier services; or (iv) facsimile or similar electronic means of delivery (with a confirming copy by mail as provided herein).

Unless otherwise notified in writing, all such notices shall be given or sent to the other party at the address on the signature page hereof, Attention: President.

H. Records. Recordkeeper will maintain all records required to be kept by state and federal law relating to its provision of services under this Agreement and, upon the reasonable request of the Trust, will promptly make such records available to the Funds or their designee. The Recordkeeper agrees that, with respect to the Plans, upon advance written notice, the Recordkeeper will permit the Trust, the Transfer Agent, or their representatives to have reasonable access to its personnel and records during normal business hours and at the expense of the Trust, Transfer Agent or their representative.

I. Assignment and Governing Law. This Agreement may not be transferred or assigned (as that term is defined in the Investment Company Act) by either the Trust or Recordkeeper without the written consent of both parties, and shall be construed in accordance with the laws of the State of New York.

J. Limitation of Liability of the Trustees and Shareholders. The names “JPMorgan Trust I,” JPMorgan Trust II,” “Undiscovered Managers Funds” or JPMorgan Fleming Series Trust refer respectively to the Trusts. The obligations of each Trust (or the particular Fund thereof) entered into in the name or on behalf thereof by any Trustee, representative or agent of the Trust are made not individually, but in such capacities, and such obligations of each Trust (or the particular Fund thereof) are not binding upon any Trustee, shareholder or representative of that Trust personally, but bind only the assets of the applicable Trust (or the particular Fund thereof), and all persons dealing with that Trust (or particular Fund thereof) must look solely to the assets of the Trust (or the particular Fund thereof) for the enforcement of any claims against the Trust (or the particular Fund).

JPMORGAN TRUST I                                                                                                             JPMORGAN VALUE OPPORTUNITIES FUND INC.
JPMORGAN TRUST II,
J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.
J.P. MORGAN MUTUAL FUND GROUP
J.P. MORGAN MUTUAL FUND INVESTMENT TRUST
UNDISCOVERED MANAGERS FUNDS

245 Park Avenue New York, N.Y. 10167	1101 Vermont Avenue, NW Washington, DC 20005

By: Authorized Signature	By: Authorized Signature

Name:	Name:
Title:	Title:
Date:	Date:

Recordkeeper Name (Please Print or Type)	FINRA CRD Number

Address

City:	State Zip Code

Phone:	Fax:

By:
Authorized Signature

Print Name or Type Name

Title

Date

Exhibit A

Funds

Shares of the variable NAV funds of the Trusts listed below:

JPMORGAN TRUST I
JPMORGAN TRUST II,
J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.
J.P. MORGAN MUTUAL FUND GROUP
J.P. MORGAN MUTUAL FUND INVESTMENT TRUST
UNDISCOVERED MANAGERS FUNDS
JPMORGAN VALUE OPPORTUNITIES FUND INC.

Exhibit B

OPERATING PROCEDURES

The Funds and Recordkeeper shall follow the following operating procedures in connection with transactions in Shares by Customers through Recordkeeper, except as otherwise agreed to in writing by the parties.

A.   Net asset value per share is generally provided on a daily basis to NASDAQ and other major news organizations by 5:55 p.m. Eastern time. Net asset value can be provided directly to Recordkeeper after 6:00 p.m. Eastern time upon request.

B.   The Trust or its agent will furnish notice of the declaration of any income, dividends, or capital gains distributions payable by the Funds. This information will include the ex, record and payable dates along with the Fund’s reinvestment price. Typically, this notice will be given by fax transmission, but may be given by other means as may be reasonable under the circumstances.

C.   Dividends and capital gains distributions paid for each of the JPMorgan Funds are automatically reinvested in additional shares of the same Fund unless the Customer has elected to have them paid in cash.

D.   Execution of orders for Shares
The execution of all orders for Share transactions will be subject to the terms of the Prospectus, these Operating Procedures and, if executed through Fund/SERV, the NSCC’s rules and procedures.

(a)   The Recordkeeper certifies as follows:

(i) orders to purchase and redeem shares received by Recordkeeper or its Recordkeeper Agents (as defined in Section 2F of the Agreement) prior to the earlier of the close of trading on the New York Stock Exchange or the close of a Fund (generally, 4:00 p.m., Eastern Time (“ET”)) (“Market Close”) on any day that a Fund is open for business (“Day 1”) will be electronically transmitted to the Funds by 8:00 a.m., ET on the next day that the Fund is open for business (“Day 2”)(such orders are referred to as ”Day 1 Trades”); and

(ii) orders to purchase and redeem shares received by Recordkeeper or its Recordkeeper Agents after the Market Close on Day 1, but prior to the Market Close on Day 2 (“Day 2 Trades”) will be electronically transmitted to the Funds by 8:00 a.m., ET on the second day that the Fund is open for business following Day 1.

(iii) If the Recordkeeper cannot electronically transmit Day 1 Trades to the Funds by 8:00 a.m., ET on Day 2, Recordkeeper will transmit such orders by facsimile prior to the beginning of trading on the New York Stock Exchange (generally 9:30 a.m ET) on Day 2.

(b) Day 1 Trades will be effected at the NAV calculated as of the Market Close on Day 1, and Day 2 Trades will be effected at the NAV calculated as of the Market Close on Day 2. The Trust agrees that, consistent with the foregoing, Day 1 Trades (Day 2 Trades) will have been received by the Funds prior to the Market Close on Day 1 (Day 2) for all purposes, including, without limitation, effecting distributions.

F. Payments for Shares shall be made as specified in the Prospectus. If payment for any purchase order is not received in accordance with the terms of the Prospectus, the Funds reserve the right, without notice, to cancel the sale and to hold Recordkeeper responsible for any loss sustained as a result thereof, including loss of profit.

G. Issuance and transfer of each Fund’s shares will be by book entry only. The Funds will not issue stock certificates.

H. The Trust will make available to Recordkeeper a list of the states or other jurisdictions in which Shares are eligible for sale, which list may be revised from time to time. Recordkeeper agrees to sell or offer to sell Shares only in the states and other jurisdictions appearing on the most recent list received from the Trust.

I. If applicable, Recordkeeper agrees to provide each Fund, each Fund’s transfer agent and/or other parties designated by them with information, on a daily basis, regarding the state or jurisdiction of residence of each Plan for which Recordkeeper provides services under this Agreement. Such information shall be provided for purposes of the Funds’ regulatory requirements and shall be in a form mutually agreeable to JPMDS and Recordkeeper.

J. The Fund or its agent will provide Recordkeeper with confirmations of executed trades through Fund/SERV when applicable or by mail or electronic means. Periodic account statements will be provided to Recordkeeper showing the total number of Shares held, Share transactions, dividends and other distribution during the statement period, and such other information as may be required from time to time.